Exhibit 4.5

English Translation

Asset Management Agreement

between

China Life Insurance (Group) Company

and

China Life Insurance Asset Management Company Limited

Table of Contents

1.	DEFINITIONS AND INTERPRETATION.		4

2.	REPRESENTATIONS AND WARRANTIES.		5

	2.1	PARTY A’S REPRESENTATIONS AND WARRANTIES.	5
	2.2	PARTY B’S REPRESENTATIONS AND WARRANTIES.	6

3.	AUTHORIZATION.		7

	3.1	ENTRUSTED ASSETS.	7
	3.2	INDEPENDENCE OF THE ENTRUSTED ASSETS.	9
	3.3	AUTHORIZATION MANNER.	10
	3.4	INVESTMENT PRINCIPLES.	11
	3.5	INVESTMENT GUIDELINES.	12

4.	RIGHTS AND OBLIGATIONS.		13

	4.1	PARTY A’S RIGHTS AND OBLIGATIONS.	13
	4.2	PARTY B’S RIGHTS AND OBLIGATIONS.	15

5.	SERVICES PROVIDED BY PARTY B.		18

	5.1	PROVISION OF SPECIAL TRANSACTION SEAT.	18
	5.2	OPENING AND MANAGEMENT OF ACCOUNTS.	18
	5.3	MANAGEMENT OF THE ENTRUSTED ASSETS.	19
	5.4	ACCOUNTING AND VALUATION OF THE ENTRUSTED ASSETS.	20
	5.5	INFORMATION MANAGEMENT OF THE ENTRUSTED ASSETS.	22
	5.6	IDENTIFICATION AND HANDLING OF TRANSACTIONS EXCEEDING THE AUTHORIZATION SCOPE.	22

6.	SUPERVISION AND INSPECTION ON PARTY B BY PARTY A.		23

	6.1	INVESTMENT SUPERVISION AND CONTROL.	23
	6.2	PERFORMANCE APPRAISAL ON THE INVESTMENT WITH ENTRUSTED ASSETS	24
	6.3	AUDIT OF THE ENTRUSTED ASSETS.	24

7.	FEES AND PAYMENT METHOD.		26

	7.1	BASIC SERVICE FEE FOR INVESTMENT MANAGEMENT.	26
	7.2	ADJUSTMENT TO THE SERVICE FEE FOR INVESTMENT MANAGEMENT.	26
	7.3	PAYMENT OF FEE.	26

8.	APPOINTMENT AND CHANGE OF AUTHORIZED REPRESENTATIVES OF BOTH PARTIES.		28

	8.1	AUTHORIZED REPRESENTATIVES AND THEIR SIGNATURES AND SEALS.	28
	8.2	CHANGE OF AUTHORIZED REPRESENTATIVES AND THEIR SIGNATURES AND SEALS.	28

9.	DELIVERY AND RECEIPT OF DOCUMENTS.		29

10.	DISCUSSIONS AND COMMUNICATIONS.		29

11.	CONFIDENTIALITY.		29

12.	COUNTERPARTS, EFFECTIVENESS, AMENDMENTS, RENEWAL AND TERMINATION.		31

	12.1	COUNTERPARTS, EFFECTIVE DATE AND TERM.	31
	12.2	AMENDMENTS.	31
	12.3	RENEWAL.	31
	12.4	TERMINATION.	31

13.	LIABILITY FOR BREACH OF CONTRACT.		33

14.	EXEMPTION FROM LIABILITY.		33

15.	GOVERNING LAW AND DISPUTE RESOLUTION.		34

16.	OTHER MATTERS.		34

EXHIBITS:			35

Exhibits:

I.	List of Entrusted Assets

II.	Rules of China Life Insurance (Group) Company on Information Reports on Entrusted Assets

III.	Specimen of Signatures and Seals of Legal Representatives or Authorized Representatives

This Asset Management Agreement (this “Agreement”) was entered into by and between the following two parties in Beijing, People’s Republic of China (“PRC”), in December 2015:

Party A: China Life Insurance (Group) Company Address: 22/F China Life Center, No. 17 Financial Street, Xicheng District, Beijing

Party B: China Life Insurance Asset Management Company Limited Address: 18/F China Life Center, No. 17 Financial Street, Xicheng District, Beijing

WHEREAS,

(1)	Party A and Party B entered into an asset management agreement on December 31, 2014, under which Party A authorized Party B to manage the investment of the insurance assets owned by Party A.

(2)	The agreement above expired on December 31, 2015. Party A agrees that it shall continue to authorize Party B to manage the investment of the insurance assets owned by Party A, and Party B agrees to accept such authorization.

In accordance with applicable laws, regulations and regulatory rules, as well as the requirements on the professional management of insurance funds and the matchability management of assets and liabilities, taking into account the development of and changes in the employment of insurance funds, and the specialties in Party A’s insurance assets, in order to ascertain both parties’ respective rights, obligations and benefit, strengthen the risk management and control, ensure the safety, liquidity and profitability of the entrusted assets of Party A, and improve the investment efficiency and realize the value preservation and appreciation of the entrusted assets of Party A, based upon the principle of cooperation in good faith, equality and mutual benefit, through friendly negotiation, both parties agree as follows:

1.	Definitions and Interpretation.

Unless otherwise provided herein, the following terms shall have the following meanings:

“Agreement”	shall mean this agreement and exhibits hereto and any amendment and supplement thereto.

“Party A/Authorizing Party/Assets Entrusting Party”	shall mean China Life Insurance (Group) Company.

“Party B/Authorized Party/Investment Manager”	shall mean China Life Insurance Asset Management Company Limited.

“Entrusted Assets”	shall mean the assets Party A entrusted to Party B for investment management under Section 3.1 hereof.

“Asset Custodian/ Custodian”	shall mean the commercial bank duly qualified to be the custodian of insurance assets and appointed by Party A to be the custodian of part or all of the Entrusted Assets hereunder.

“Custodian Assets”	shall mean the Entrusted Assets under the custody of the Custodian in accordance with relevant custodian agreement.

“Investment Guidelines”	shall mean the investment guidelines formulated and amended from time to time by Party A, to which Party B is subject during its performance of this Agreement.

“Fund Account”	shall mean the bank account and the fund settlement reserve account that maintain the Entrusted Assets.

“Securities Account”	shall mean the securities investment account Entrusted Assets belong to.

“Business Day”	shall mean the legal working day in this Agreement and exhibits hereto unless otherwise indicated.

“Designated Account”	shall mean the bank account designated by Party A.

“Term”	shall mean the period from January 1, 2016 to December 31, 2018.

2.	Representations and Warranties.

2.1	Party A’s Representations and Warranties.

2.1.1	Party A is a duly organized and validly existing wholly state-owned insurance company, qualified to engage in insurance business and employ insurance funds as approved by China Insurance Regulatory Commission, having independent legal person status, capacity and capability to execute and perform this Agreement;

2.1.2	The execution and performance of this Agreement shall not be in conflict with its current articles of association, internal rules or any agreements, documents or obligations to which Party A is a party, and shall not violate any current laws, regulations, judgments, verdicts, administrative authorization, order or decisions applicable to Party A;

2.1.3	During the term hereof, the foregoing representations and warranties shall always be true and effective as under the facts and circumstances then; and

2.1.4	Party A shall notify Party B of any change to the foregoing representations and warranties in a timely manner.

2.2	Party B’s Representations and Warranties.

2.2.1	Party B is a duly organized and validly existing asset management company with limited liabilities, qualified to engage in investment management and operation of insurance assets as approved by China Insurance Regulatory Commission, having independent legal person status, capacity and capability to execute and perform this Agreement;

2.2.2	The execution and performance of this Agreement shall not be in conflict with its current articles of association, internal rules or any agreements, documents or obligations to which Party B is a party, and shall not violate any current laws, regulations, judgments, verdicts, administrative authorization, order or decision applicable to Party B;

2.2.3	Party B warrants that it shall, during the term hereof, have and maintain sufficient, dutiful and experienced personnel qualified to perform the obligations hereunder and engage in related business to be responsible for the performance of the obligations hereunder and various duties and responsibilities provided herein;

2.2.4	Party B warrants that it shall, within the scope of rights and obligations provided herein, treat fairly the Entrusted Assets under its management, and shall not harm the interest of Entrusted Assets under this Agreement due to the management of other assets. Party B warrants that when engaging in the management of Entrusted Assets of Party A, it shall not

(1)	mix the management of Entrusted Assets with assets owned by itself;

(2)	mix the management of Entrusted Assets with other assets under its management;

(3)	mix the management of assets entrusted by different clients;

(4)	misappropriate Entrusted Assets;

(5)	pursue interest for itself or others by using Entrusted Assets and related information;

(6)	violate applicable laws, administrative regulations, relevant state rules or this Agreement; or

(7)	conduct other acts harmful to the interest of Entrusted Assets under this Agreement.

2.2.5	Party B warrants that it shall establish sound internal risk control, supervision and inspection, accounting and personnel management systems.

2.2.6	Party B warrants that it shall perform the obligation of management by itself, and without Party A’s written consent, shall not entrust its rights and obligations under this Agreement to any third party, or transfer such rights and obligations;

2.2.7	During the term hereof, the foregoing representations and warranties shall always be true and effective as under the facts and circumstances then; and

2.2.8	Party B acknowledges and warrants that it shall notify Party A of any change to the foregoing representations and warranties in a timely manner.

3.	Authorization.

3.1	Entrusted Assets.

3.1.1	Entrusted Assets and Investment Scope.

Entrusted Assets refer to the assets which Party A authorizes Party B to invest and manage, including all of the assets as of December 31, 2015 entrusted by Party A to Party B for investment management as audited by the auditor engaged by Party A and confirmed by both parties (see Exhibit I hereto), other additional assets entrusted by Party A to Party B for investment management from time to time after the execution of this Agreement, and all of the rights and interests derived from such assets.

The investment scope of Entrusted Assets shall satisfy all the following conditions:

(1)	Investment channels for insurance funds shall be permitted by laws, regulations and relevant provisions of regulatory authorities;

(2)	Both Party A and Party B have obtained the qualification to engage in relevant investment business; and

(3)	Party A permits or authorizes Party B in writing to make relevant investment.

3.1.2	Increasing Entrusted Assets.

Within the term hereof, Party A may, from time to time, transfer funds into the Fund Account of Entrusted Assets. Such funds shall constitute part of the Entrusted Assets upon Party B’s receipt.

3.1.3	Decreasing Entrusted Assets.

(1)	Authorized representative of Party A may send written instruction (“Funds Transfer-out Instruction”) to Party B to transfer funds out, and Party B, after confirming the form of such instruction, shall implement the Funds Transfer-out Instruction. Funds Transfer-out Instruction shall state explicitly the amount of funds to be transferred out and the time for the transfer.

(2)	Party A shall send the Funds Transfer-out Instruction that meets the following requirements to Party B, and to the extent possible, notify Party B as early as practicable:

Funds Transfer-out Instruction on funds in RMB: one Business Day prior notice to Party B for the amount of RMB 100 million or less; two Business Days prior notice to Party B for the amount of more than RMB 100 million but less than or equal to RMB 500 million; three Business Days prior notice to Party B for the amount of more than RMB 500 million but less than or equal to RMB 1 billion; five Business Days prior notice to Party B for the amount of more than RMB 1 billion but less than or equal to RMB 3 billion; seven Business Days prior notice for the amount of more than RMB 3 billion.

Funds Transfer-out Instruction on funds in foreign currencies: five Business Days prior notice to Party B for the amount of US$10 million or less; seven Business Days prior notice to Party B for the amount of more than US$10 million but less than or equal to US$30 million; ten Business Days prior notice to Party B for the amount of more than US$30 million.

If special circumstances which make the delivery of Funds Transfer-out Instruction unable to meet the foregoing time frame requirement, both parties may agree upon another specific time frame in advance.

(3)	Party B shall, upon receiving the Funds Transfer-out Instruction, remit the funds into Designated Account of Party A in accordance with the requirements of such instruction. Such funds shall no longer be part of the Entrusted Assets.

(4)	As required by Party A, Party B shall, in accordance with the specific arrangement on liquidity provided by Party A, allocate funds reasonably and ensure the liquidity of the Entrusted Assets. If Party A makes additional arrangement off-plan, Party B shall advise on realization or financing, and carefully and dutifully advise Party A of the estimable cost expense and loss, and implement such arrangement upon Party A’s approval. Party A shall be responsible for the cost and loss arising therefrom.

3.2	Independence of the Entrusted Assets.

3.2.1	Entrusted Assets shall be independent and separate from assets owned by Party B and other assets under its management. Entrusted Assets of different natures shall be independent and separate from each other, and shall have accounts set up separately and be managed separately.

3.2.2	In the event that Party B is liquidated due to dissolution, cancellation, or declaration of bankruptcy under the law, Entrusted Assets and earnings thereof shall not be recorded as its liquidation assets.

3.2.3	Party B shall not consent to enforcement on Entrusted Assets by any third party other than for debts borne by Entrusted Assets, unless otherwise provided by laws or regulations or required by exercise of power by administrative or judicial authorities.

3.2.4	In the event that judicial authorities take enforcement measures such as freeze on Fund Account and Securities Account under this Agreement for debts arising out of Party B’s employment of its own assets or Party B’s management and employment of other assets under its management, Party B shall promptly state the situation to judicial authorities and notify Party A and shall bear any loss of Party A as a result of such enforcement.

3.3	Authorization Manner.

3.3.1	Authorization Manner.

Party A shall authorize Party B, subject to strict risk control policy, to invest and manage Entrusted Assets, ownership of which shall be explicitly defined.

3.3.2	Authorization Matters.

(1)	Party A shall, within the term hereof, authorize Party B to invest and manage the Entrusted Assets within Fund Account and Securities Account in accordance with this Agreement and Investment Guidelines. Under this Agreement and Investment Guidelines, Party B shall be authorized to manage, invest, reinvest, settle and deliver the Entrusted Assets on behalf of Party A without prior notice to Party A. Party A shall not directly manage the investment of the Entrusted Assets other than sending Funds Transfer-out Instruction, formulating and/or amending and delivering Investment Guidelines to Party B in accordance with this Agreement.

(2)	Within the term hereof, in accordance with this Agreement and Investment Guidelines, upon Party A’s approval or acknowledgement and after carrying out necessary authorization procedures, Party B may engage external auditors, actuaries, lawyers and other professionals in the name of Party A or in its own name for the purpose of this Agreement. Other than the foregoing, Party A shall authorize Party B to consult, negotiate, execute documents, transaction, liquidation and delivery with any third party on Party A’s behalf for the purpose of this Agreement and no additional authorization shall be required.

(3)	Pursuant to relevant laws, regulations and regulatory rules, if Party A authorizes a Custodian to have the custody of the Entrusted Assets, additional agreement shall be entered into on specific authorization to Party B, specifying rights and obligations of Party B and work procedures for Party B.

3.4	Investment Principles.

3.4.1	Safety.

Party B shall ensure that investment of the Entrusted Assets shall be conducted in accordance with laws, regulations, regulatory requirements, this Agreement and Investment Guidelines. Party B shall strengthen the risk management of the Entrusted Assets and ensure the safety and integrity of the Entrusted Assets through establishing sound internal risk control system and streamlining investment decision-making process and internal operation process.

3.4.2	Liquidity.

Party B shall, according to the characteristics and needs of the cash flow provided by Party A, enhance the liquidity management of the entrusted funds, effectively taking advantage of financing instrument on the market so as to ensure that liquidity of the Entrusted Assets is able to satisfy the expenses requirement of Party A.

3.4.3	Profitability.

Subject to safety, liquidity and sound risk control, Party B shall fully utilize its advantages in scale and organization, strengthen the portfolio deployment and investment operation of the Entrusted Assets, and promote innovative investment so as to improve the profit level of the Entrusted Assets to the extent possible.

3.4.4	Assets and Liabilities Management.

Party B shall reasonably arrange and plan the products, term, structure and return of the Entrusted Assets according to the features of Party A’s liabilities and try to achieve a dynamic and effective management of the Entrusted Assets.

3.4.5	Value Investment.

Party B shall focus on long-term and steady return, not overly pursue short-term benefit. It shall enhance the analysis on macro economic trend and judgment on market condition, develop and choose investment products of good investment value and maximize the general return.

3.4.6	Diversifying Investment.

Party B shall fully utilize the investment channels and instruments permitted by laws, regulations and regulatory authorities, effectively diversify investment and reduce centralized investment risk through product deployment and ratio control.

3.5	Investment Guidelines.

3.5.1	Formulation of Investment Guidelines.

Party A shall be responsible for formulating the strategic arrangement plan of the Entrusted Assets and deliver such plan to Party B in the form of Investment Guidelines. Party B shall conduct the investment management of the Entrusted Assets under this Agreement in accordance with the Investment Guidelines formulated and amended from time to time by Party A. The detailed requirements are as follows:

(1)	Party A shall, during the term hereof, deliver the Investment Guidelines for any given calendar year to Party B prior to the end of the first quarter of such calendar year. If Party A fails to deliver the Investment Guidelines prior to the end of the first quarter of such calendar year, it shall notify Party B in writing that the Investment Guidelines for the previous year shall still apply before the Investment Guidelines for such year is delivered.

(2)	Party A may, during the term hereof, amend the Investment Guidelines based on the principle of caution and deliver such amendment in writing to Party B. Unless explicitly demanded by Party A, the amended Investment Guidelines shall only apply to the investment made after Party B’s receipt thereof. If Party A demands that such amended Investment Guidelines also apply to the investment made before Party B’s receipt thereof, the income or loss resulting therefrom shall not be included in the performance review of Party B.

(3)	During the formulation of and/or amendment to Investment Guidelines, Party A shall consult with Party B for professional advice, and Party B shall provide sufficient professional advice in this regard.

3.5.2	Contents of Investment Guidelines.

The Investment Guidelines shall set forth, among others, the followings:

(1)	Investment objectives;

(2)	Investment scope;

(3)	Allocation of strategic assets;

(4)	Cash in-flow and out-flow forecasts and liquidity requirement; and

(5)	Risk control requirement.

4.	Rights and Obligations.

4.1	Party A’s Rights and Obligations.

4.1.1	Party A’s Rights.

(1)	To increase or decrease the Entrusted Assets in accordance with Section 3.1 hereof;

(2)	To formulate, amend and revise Investment Guidelines in accordance with Section 3.5 hereof;

(3)	To request Party B to, on a regular basis, provide the information report on the Entrusted Assets as agreed upon by both parties under Section 5.5 hereof, and to examine, copy or duplicate accounts and books and other documents relating to the Entrusted Assets;

(4)	To supervise, inspect and audit Party B in accordance with Sections 6.1, 6.2 and 6.3 hereof;

(5)	To enjoy the ownership of the Entrusted Assets;

(6)	To remove the Investment Manager if Party B is in violation of relevant laws or regulations or the purpose of this Agreement during the process of managing the Entrusted Assets, and to request Party B to restore the Entrusted Assets to their original status or indemnify Party A against any loss resulting therefrom;

(7)	To terminate this Agreement in accordance with relevant provisions herein;

(8)	To handle matters relating to the termination of this Agreement in accordance with applicable laws and regulations;

(9)	Such other rights as provided herein; and

(10)	Such other rights as provided by laws, regulations and regulatory authorities.

4.1.2	Party A’s Obligations.

(1)	To make various payments and pay various expenses under Section 7 hereof;

(2)	To notify Party B of the agreement relating to the Entrusted Assets entered into between Party A and the Custodian;

(3)	To notify Party B in a timely manner of the amendment, revision and change of Investment Guidelines;

(4)	To provide to Party B the originals of all of the instructions and notices;

(5)	To keep commercial secrets of Party B confidential and not to disclose investment plans or investment intent;

(6)	To notify Party B in a timely manner of the change of the Custodian;

(7)	To set forth and provide to Party B the accounting method and valuation method of the Entrusted Assets, form and manner in which the information is reported, instructions and notices are made;

(8)	Not to interfere with Party B’s normal investment decisions with respect to the Entrusted Assets;

(9)	Within the term hereof, to take necessary actions, including, without limitation, execution of necessary documents, to assist Party B in performing its obligations;

(10)	Such other obligations as provided herein; and

(11)	Such other obligations as provided by laws, regulations and regulatory authorities.

4.2	Party B’s Rights and Obligations.

4.2.1	Party B’s Rights.

(1)	Unless otherwise provided by laws, regulations or this Agreement, subject to Investment Guidelines and based on the principle of caution, to conduct investment portfolio management and make investment instructions with respect to the Entrusted Assets under this Agreement, without prior notice to Party A;

(2)	With Party A’s authorization, to instruct the Custodian or clearing agent to make clearing and delivery in accordance with this Agreement;

(3)	To collect the investment management service fees in accordance with this Agreement;

(4)	With Party A’s written authorization, and in accordance with this Agreement, exercise on behalf of Party A the shareholders’ right to the shares of the Entrusted Assets held by Party A under this Agreement;

(5)	Such other rights as provided herein; and

(6)	Such other rights as provided by laws, regulations and regulatory authorities.

4.2.2	Party B’s Obligations.

(1)	Within the scope of authorization, to invest and manage the Entrusted Assets carefully, honestly, diligently and dutifully so as to maximize the interest of the Entrusted Assets, and to take responsibility for compliance and control over the investment and management of the Entrusted Assets as well as other management responsibilities as requested by Party A;

(2)	To have dutiful and experienced professional investment personnel conduct reasonable and careful research, study and analysis of market environment, investment object, investment strategy and transaction strategy, arrange fairly and impartially the investment strategy and transaction strategy, so as to ensure the safety of the Entrusted Assets under this Agreement, and maximize the investment return through portfolio management, diversifying investment, and reasonably and carefully evaluate, predict and control relevant risks and costs;

(3)	To ensure the safety and independence of the Entrusted Assets in accordance with this Agreement;

(4)	To strictly observe the Investment Guidelines in accordance with this Agreement;

(5)	To execute Party A’s instructions and/or notices in accordance with this Agreement;

(6)	To establish sound internal risk control, supervision and inspection, accounting and personnel management systems, and to notify Party A in a timely manner of any change to Party B’s internal investment decision-making procedures or internal control policy regarding the Entrusted Assets, and submit the amended internal investment decision-making procedures or internal controls to Party A for record;

(7)	In accordance with applicable laws, regulations, and provisions under this Agreement, and at Party A’s request, to perform the information reporting obligation and submit various information reports to Party A in a timely manner, and complete or assist Party A in accounting, financial information filing and tax declaration with respect to the Entrusted Assets;

(8)	Not to engage in the following activities when managing the Entrusted Assets under this Agreement:

(i)	Pursuing interest for itself or any third party by using the Entrusted Assets under this Agreement;

(ii)	Assigning or re-entrusting the investment management obligations of the Entrusted Assets under this Agreement to a third party, unless permitted by Party A in advance; or

(iii)	Lending the Entrusted Assets or any investment belonging to Party A or ownership documents or documents evidencing the rights to investments under this Agreement to a third party, unless with prior written authorization of Party A;

(9)	To provide to Party A the daily transaction data of the Entrusted Assets under this Agreement on each Business Day through the data transmission method agreed upon or acknowledged by both parties;

(10)	At the request of Party A, to advise Party A on the arrangement and allocation strategy of the Entrusted Assets under this Agreement;

(11)	To cooperate with Party A in regard to the custody of the Entrusted Assets and accept and cooperate with the supervision of Party A and the Custodian designated by Party A;

(12)	Not to seek holding and direct management of listed companies by using the Entrusted Assets;

(13)	To report to Party A significant matters (See Exhibit II for specific contents and form of such report);

(14)	To preserve complete files and materials relating to the Entrusted Assets in accordance with this Agreement, and not to disclose to any one other than Party A or the third party authorized by Party A, unless otherwise provided by laws, regulations, or required by the exercise of powers by administrative or judicial authorities, and in such case, to notify Party A promptly of such disclosure;

(15)	Unless approved by Party A in writing, not to create any third party rights on the Entrusted Assets, including, without limitation, the creation of security rights such as pledge, mortgage and lien;

(16)	To keep confidential information relating to the Entrusted Assets, and unless otherwise provided by laws, regulations or this Agreement, not to disclose or use such information in any manner without Party A’s prior written notice;

(17)	Within the term hereof, to take necessary actions, including, without limitation, execution of necessary documents, to assist Party A in performing its obligations;

(18)	To ensure the relative stability of its investment management team for the Entrusted Assets;

(19)	Such other obligations as provided herein; and

(20)	Such other obligations as provided by laws, regulations and regulatory authorities.

5.	Services Provided by Party B.

5.1	Provision of Special Transaction Seat.

Party B shall be responsible for primary election of the securities brokers as transaction seat service providers and submit to Party A for review and approval. Party A shall have the right to make further adjustments and request Party B to proceed with the securities brokers as determined by Party A. Securities brokers which provide securities trading services shall be subject to the administrative measures on transaction counterparties separately formulated by Party A. Transaction commissions and fees shall be borne by Party A.

5.2	Opening and Management of Accounts.

5.2.1	Opening and Management of Bank Settlement Account.

(1)	Party A shall, in accordance with applicable laws, market practice and relevant business rules, authorize Party B to open and manage the bank settlement account related to the Entrusted Assets, and Party B shall report to Party A for record within two Business Days after completion of such task.

(2)	The specimen of seal provided for such bank settlement account shall be made by Party B and be kept and used by Party B.

(3)	Upon termination of this Agreement, Party A shall cooperate with Party B in canceling the bank settlement account.

5.2.2	Opening and Management of Securities Account.

(1)	Party A shall, in accordance with applicable laws, market practice and relevant business rules, authorize Party B to open and manage the Securities Account related to the Entrusted Assets.

(2)	Party A shall provide Party B with assistance necessary for the opening of Securities Account. Party B shall complete the procedures for opening such account in a timely manner and notify Party A of relevant account information within two Business Days upon the opening of such account.

(3)	Without Party A’s written consent, Party B shall not employ or lend the Securities Account at its own discretion, nor shall Party B engage in the business activities unrelated to the Entrusted Assets using the Securities Account.

(4)	As at the end of the entrusted management business, Party B shall promptly return Party A the Securities Account card related to the entrusted management business, and assist Party A in canceling the Securities Account, Fund Account and relevant seat setup, including, without limitation, the clearing and data transmission setup at the securities registration house, until such account has been transferred to the successor investment manager as required by Party A.

5.3	Management of the Entrusted Assets.

5.3.1	Investment Decision Management.

(1)	Party B shall establish a relatively centralized and multi-leveled internal investment decision-making authorization system, with integral power and liabilities, establish sound authorization criteria and procedures, set forth explicitly internal authorization method, authorizing persons, authorized persons, authorization procedures, scope of authorization, term and responsibility of authorization, and the handling of acts exceeding the authorization scope, ensure the appropriate delegation of powers and effective implementation of authorization, and enhance the soundness, accuracy and timeliness of investment decisions.

(2)	Party B shall set up relatively independent investment decision-making procedures, including relatively independent investment decision-making group and investment transaction personnel.

(3)	Party B shall have sufficient basis and written records when making investment decision on the Entrusted Assets and shall specify the primary supporting factor for any decision. Relevant personnel in charge shall sign on such records and important investment decision shall have detailed research report.

5.3.2	Investment Transaction and Information Management.

(1)	Party B shall establish the transaction and investment management information system and formulate relevant management system in accordance with Risk Control Guidelines of Insurance Companies.

(2)	Party B shall ensure the safety, truthfulness and completeness of the information data of the Entrusted Assets, and set up back-up data system, and important data shall have back-up at another geographic location.

(3)	Party B shall establish sound transaction recording system for the Entrusted Assets, and daily transaction records shall be checked and filed promptly. The journal of the information on the Entrusted Assets shall be kept at least for 15 years, and Party B shall actively cooperate with Party A for its review and duplication of relevant information of the Entrusted Assets.

5.3.3	Investment Risk Management.

(1)	Party B shall establish a risk control system for the investment transaction of the Entrusted Assets, implement necessary risk control procedures and reduce the risk of the Entrusted Assets to the extent possible.

(2)	Party B shall provide to Party A the investment management system for the Entrusted Assets in a timely manner, so as for Party A to promptly retrieve and download data regarding the investment transaction of the Entrusted Assets.

(3)	Party B shall, subject to laws, regulations, regulatory requirements and market practice, provide active assistance and cooperation to Party A when Party A appoints a third party to be the independent custodian of the Entrusted Assets.

5.4	Accounting and Valuation of the Entrusted Assets.

5.4.1	Party A, as the accounting entity, shall be responsible for determining and providing Party B in writing with the accounting policies and valuation principles of the Entrusted Assets and relevant management rules. Party B, as the accountant in charge, shall be responsible for the accounting of Entrusted Assets, and in accordance with relevant laws and regulations and Party A’s requirements, organize and perform various financial tasks of the Entrusted Assets, including, without limitation:

(1)	completing the accounting of the Entrusted Assets;

(2)	checking accounting records with the Custodian; and

(3)	providing Party A with accounting statements and financial information on the Entrusted Assets, including, without limitation, monthly, quarterly and final account statements, solvency reports, various statistical information, foreign exchange regulatory reports and other supervisory or internal management reports. Specifics on formatting and requirements will be provided by Party A separately.

(4)	providing Party A with tax declaration forms of turnover tax and enterprise income tax, and other documentations, materials that are required by tax authorities, and assist Party A in handling relevant tax matters.

Party B shall ensure that the information provided is true, accurate, complete, consistent and up-to-date.

5.4.2	Party B shall actively cooperate with the audit and inspection of the Entrusted Assets by external auditor and inspecting authorities, and Party B shall make accounting adjustment according to Party A’s request.

5.4.3	The accounting of the Entrusted Assets shall be strictly separated from the accounting of other assets. If Party A requests to categorize different assets of the Entrusted Assets and conduct separate accounting of such assets, Party B shall cooperate and organize and implement such separate accounting.

5.4.4	Without Party A’s written consent, Party B shall not re-categorize the accounting items of the Entrusted Assets.

5.5	Information Management of the Entrusted Assets.

Party B shall, in accordance with applicable laws, regulations, requirements of regulatory authorities and Party A, submit to Party A various information reports on the Entrusted Assets in a timely manner, including, without limitation:

5.5.1	Daily report.

5.5.2	Monthly report (including detailed report on proceeds and fund appropriation, tax report and monthly analysis report, etc.).

5.5.3	Quarterly report (such as quarterly analysis report, etc.).

5.5.4	Semi-annual report (such as semi-annual analysis report, etc.).

5.5.5	Annual report (such as final accounting report and annual report, etc.).

5.5.6	Dedicated reports (such as report on irregular fluctuations in asset value, risk management and analysis of changes in market conditions, etc.).

5.5.7	Report on the regulation of insurance assets management.

5.5.8	Statistics of Entrusted Assets

5.5.9	Solvency statement

5.5.10	Balance sheet of assets held in foreign currencies and foreign exchange account statistics

See Exhibit II for details.

5.6	Identification and Handling of Transactions Exceeding the Authorization Scope.

5.6.1	Identification of Transactions Exceeding the Authorization Scope.

(1)	Any transaction in violation of laws, regulations or regulatory requirements shall be a transaction exceeding the authorization scope.

(2)	Any transaction in violation of this Agreement or Investment Guidelines shall be a transaction exceeding the authorization scope.

5.6.2	Handling of Transactions Exceeding the Authorization Scope.

Unless otherwise provided by laws, regulations or regulatory rules, if a transaction exceeding the authorization scope occurs, Party B shall proactively report to Party A and such transaction shall be handled as per Party A’s requirements. Earnings from transactions exceeding the authorization scope shall belong to Party A, and the loss and other expense resulting therefrom shall be borne by Party B.

6.	Supervision and Inspection on Party B by Party A.

6.1	Investment Supervision and Control.

6.1.1	Contents and Method of Supervision and Control.

(1)	Party A’s supervision and inspection of Party B shall include daily inspection, annual review and special inspection. Daily inspection mainly covers the daily operation of the Entrusted Assets under this Agreement. Annual review mainly includes Party A’s annual evaluation of the soundness and implementation of Party B’s internal investment decision-making procedures, review on the risk controls and its implementation, and assessment of the rationality of the accounting. Special inspection mainly covers the followings: daily operation of the Entrusted Assets under this Agreement, whistle blowing by a third party, conflict of interest, emergencies or Party B’s violation of this Agreement which may result in loss on the Entrusted Assets.

(2)	Party A’s supervision and inspection may be conducted on-site or off-site. Party B shall assist and cooperate with such supervision and inspection, faithfully report the facts and provide information.

(3)	Party B shall ensure that the furnished information, data and materials of the Entrusted Assets are true, accurate and up-to-date.

6.1.2	Principal Methods of Supervision and Control.

(1)	Investment Supervision and Control.

Party A shall have the right to request Party B to provide investment management system of the Entrusted Assets, so as to have timely access to and download data regarding investment transactions of the Entrusted Assets.

(2)	Daily Report.

Party A shall have the right to obtain relevant information report on the Entrusted Assets. See Exhibit II for details.

(3)	Custody Arrangement.

Party B shall, in accordance with laws, regulations, regulatory requirements and market practice, provide active assistance and cooperation to Party A when Party A appoints a third party to be the independent custodian of the Entrusted Assets.

(4)	Problem Solving.

Party A shall have the right to supervise and inspect investment decision regarding the Entrusted Assets, and may send supervising personnel to station at Party B’s workplace. Party A shall have the right to request Party B to correct the investment decision in violation of this Agreement or Investment Guidelines within specified time period, and to report promptly the results of such correction. Within the specified time period, Party A shall have the right to re-examine the matter at hand and urge Party B to correct them.

6.2	Performance Appraisal on the Investment with Entrusted Assets.

Party B shall, in the principles of security, liquidity, the value investment of assets and liabilities management and diversification, strictly follow the Investment Guidelines and carry out investment activities with Entrusted Assets to realize a long-term and steady investment return and to improve the long-term investment yield rate. Party A has the right to make performance appraisal regarding Party B’s investment, and shall be responsible for the preparation of appraisal standards and carry out appraisal and review on Party B’s investment performance as at the end of the appraisal period determined by Party A and Party B.

6.3	Audit of the Entrusted Assets.

Within the term hereof, or three years after the suspension or termination of this Agreement, or under special circumstances and deemed necessary by Party A, Party B shall allow Party A, authorized representatives of Party A, external accounting firm engaged by Party A and its registered accountants, and other professionals to audit the investment operation and financial condition of the Entrusted Assets under this Agreement within normal business hours. The auditing fee shall be borne by Party A. The scope of the audit shall include all of the accounts, books, vouchers, transaction records, reports, disks, software and materials in other forms relating to the performance of this Agreement. The audit shall be conducted as follows:

(1)	Within five months following the end of each fiscal year, Party A or the accounting firm engaged by Party A and its registered accountants shall audit the annual financial statements of the Entrusted Assets.

(2)	Upon the expiration, suspension, or termination of this Agreement, the accounting firm engaged by Party A and its registered accountants shall audit the operation, accounting books, assets and financial income and expense of the Entrusted Assets.

(3)	When necessary, Party A or professionals engaged by Party A shall audit the performance of obligations and investment operation by Party B under this Agreement.

(4)	When necessary, Party A or the accounting firm engaged by Party A and its registered accountants shall audit capital of account, financial accounting, income and expense and related economic activities of the Entrusted Assets, the management, internal accounting procedures and related internal control procedures of the Entrusted Assets.

(5)	Party B shall actively cooperate and closely work with Party A, authorized representatives of Party A, accounting firm and its registered accountants, other professionals engaged by Party A, provide convenience necessary for the auditing work by such persons, and provide, among others, books, accounts, transaction records, reports, information system and information related to portfolio of the Entrusted Assets as requested, and provide reasonable explanations.

(6)	Within the term hereof, Party B shall provide to Party A detailed investment decision-making procedures and internal control regulation. If there is any change to relevant investment decision-making procedures or internal control regulation, Party B shall promptly notify Party A in writing, and submit the new investment decision-making procedures or internal control regulation related to business under this Agreement to Party A for record.

(7)	Party B shall make necessary adjustment according to the audit results and Party A’s requirements.

7.	Fees and Payment Method.

7.1	Basic Service Fee for Investment Management.

The basic annual rate of investment management service fee shall be 0.05%.

7.2	Adjustment to the Service Fee for Investment Management.

In accordance with relevant provisions in the Investment Guidelines, benchmark investment return and rules on investment performance review and adjustment to service fee as agreed upon by both parties, following the end of each fiscal year, Party A shall review the performance of Party B regarding the Entrusted Assets during the previous year, and increase or decrease the basic service fee based on the comparison between the actual investment return and the benchmark investment return. Such adjustment shall be carried out as follows:

(1)	In the event that the actual investment return is higher than the benchmark investment return, in addition to the basic service fee, Party A shall award Party B a proportionate amount based on the difference between the actual investment return and the benchmark investment return; and

(2)	In the event that the actual investment return is lower than the benchmark investment return, Party A shall deduct a proportionate amount based on the difference between the actual investment return and the benchmark investment return from the service fee.

7.3	Payment of Fee.

7.3.1	The basic service fee for investment management shall be calculated and paid on a monthly basis.

Monthly basic service fee for investment management shall be calculated by multiplying the average of account balance value of the Entrusted Assets (net of funds and interests from sale of securities under agreement to repurchase, and the principal and interests with respect to debt investment plans, equity investment plans, project asset-backed plans and customized non-standard products) both at the beginning and the end of any given month by the basic annual rate, divided by twelve.

Party B shall, within five Business Days following the end of any given billing period, gather relevant information, prepare the basic service fee report for such period and submit such report, related invoices and breakdowns to Party A.

Unless Party A, within five Business Days after receiving the foregoing report, invoices and breakdowns, raises sufficient evidence for the unreasonableness of the amount of the basic service fee, Party A shall, within 15 Business Days following the end of such billing period, remit the amount of the basic service fee as stated in such report, invoices and breakdowns into the account designated in writing by Party B.

7.3.2	Due to the adjustment to the service fee for investment management at the end of each year, payment of service fee for the last billing period of each year shall be extended to a period of 30 Business Days following the end of such billing period.

7.3.3	Rate of service fees for debt investment plans, equity investment plans, project asset-backed plans and customized non-standard products shall be otherwise determined based on specific project conditions.

7.3.4	Other than as provided above, Party A shall not make any payment to Party B for the investment management service of the Entrusted Assets provided by Party B under this Agreement.

7.3.5	Both parties shall, in accordance with relevant regulations, pay their respective income taxes on their own.

7.3.6	If Party B violates the purpose of this Agreement, or its duties and responsibilities of management, or commits misconduct during asset management, which results in the loss on the Entrusted Assets, it shall not claim the payment of investment management service fee before Party B has returned the Entrusted Assets to their original status or has paid compensation in this regard.

7.3.7	The adjustment to investment management service fee shall be calculated once in each fiscal year, any shortfall or excessive amount shall be adjusted when calculating service fee for investment management in the following year, and either party shall have the right to recover such shortfall or excessive amount against the other party.

7.3.8	The cost and expense arising from the engagement of external auditors, actuaries, lawyers and other professionals by Party B in the name of Party A or in its own name for the purpose of this Agreement as consented to or acknowledged by Party A in writing under Section 3.3.2(2) shall be borne by Party A.

8.	Appointment and Change of Authorized Representatives of Both Parties.

8.1	Authorized Representatives and Their Signatures and Seals.

8.1.1	Instructions, notices or other business documents sent by either party to the other party shall be signed by its legal representative or authorized representative in accordance with the authority set forth in the Specimen of Signatures and Seals of Legal Representatives or Authorized Representatives and affixed with their seals, or affixed with the business seal/official seal as included in the Specimen of Signatures and Seals of Legal Representatives or Authorized Representative.

8.1.2	See Exhibit III for Specimen of Signatures and Seals of Legal Representatives or Authorized Representatives of both parties under this Agreement.

8.2	Change of Authorized Representatives and Their Signatures and Seals.

8.2.1	If there is any change to the legal representatives or authorized representatives of either party or their specimen of signatures or seals, it shall notify the other party in advance, and provide the other party with the name, specimen of signature, seal and effective date of the changed legal representative or authorized representative.

8.2.2	The notice on the change of legal representatives or authorized representatives or their specimen of signatures or seals shall become effective after it is signed by legal representatives or their duly authorized representatives and affixed with their seals.

8.2.3	After the notice is sent, the sending party shall promptly notify the receiving party both by fax and telephone at the same time, and such notice shall come into effect upon confirmation of receipt by the receiving party. If the receiving party fails to confirm such receipt within two Business Days, the notice shall be deemed to have been duly received.

9.	Delivery and Receipt of Documents.

9.1	Both Party A and Party B shall send instructions, notices or other business documents related to this Agreement in writing to the other party by the means deemed safe and appropriate by both parties, such as by courier, registered mail, email or fax.

9.2	Unless otherwise provided herein, statements or reports sent out by courier or registered mail shall be deemed delivered upon receipt by the other party. For notices or instructions sent out via fax, both parties shall ensure that the time set up on the fax machine is accurate and after such fax is sent, immediately notify the other party by telephone and such fax shall be deemed delivered upon such confirmation of receipt by the other party, and such telephone confirmation shall be recorded.

9.3	Other electronic data under this Agreement may be transmitted by means deemed safe and appropriate by both parties.

9.4	Both Party A and Party B shall submit the detailed contact information (including, among other things, the mailing address, telephone number and encrypted fax number) to the other party for record. Either party shall notify the other party of the change to contact information in advance.

10.	Discussions and Communications.

10.1	Both Party A and Party B shall establish procedures for regular discussions and communications to ensure a timely, effective and smooth communication of information, so as to improve the efficiency of management of the Entrusted Assets.

10.2	Party B shall regularly conduct meeting to report on the investment of the Entrusted Assets, communicating with Party A with respect to investment positions and discussing future investment strategies. In principle, such meeting shall be convened at least once each quarter.

10.3	With respect to debts investment and equity investment plans, investments in bulk-holding stocks and bulk-holding funds, Party A has the right to designate its employees to conduct research together with Party B. Party B shall promptly notify Party A of the research plan and any arrangements made therefore.

11.	Confidentiality.

11.1	Party B shall keep confidential information relating to the Entrusted Assets. Unless otherwise provided by laws, regulations or this Agreement, Party B shall not disclose or use such information in any way without Party A’s prior written consent.

11.2	Party A shall keep confidential Party B’s investment plans and investment intent related to the Entrusted Assets made known to Party A during the performance of this Agreement. Unless otherwise provided by laws, regulations or this Agreement, Party A shall not disclose or use such information in any way without Party B’s prior written consent.

11.3	Any party shall not disclose, leak to, or jointly use with any third party commercial secrets of the other party known by it during the performance of this Agreement without the other party’s prior written consent, unless otherwise provided by laws or this Agreement. In the event that such information is disclosed to a third party or permitted to be used jointly with a third party under the foregoing provisions, the relevant party shall enter into confidentiality agreement with such third party.

11.4	The confidentiality obligations of both parties under this Agreement shall survive the termination of this Agreement until the fifth anniversary of date on which this Agreement is terminated.

11.5	If either party’s violation of its confidentiality obligations results in the loss of the other party, it shall compensate the other party accordingly.

12.	Counterparts, Effectiveness, Amendments, Renewal and Termination.

12.1	Counterparts, Effective Date and Term.

12.1.1	This Agreement shall become effective upon execution by both parties and their respective legal representative or authorized representatives, with their respective seals affixed hereto, and shall remain in effect until December 31, 2018.

12.1.2	This Agreement shall be executed in four counterparts, each party holding two counterparts, each counterpart having the same legal effect.

12.1.3	Exhibits hereto shall be an integral part of this Agreement, and shall have the same legal effect as this Agreement.

12.2	Amendments.

Amendment to this Agreement shall be agreed upon by both parties and made in writing.

12.3	Renewal.

Both parties may negotiate on the renewal of this Agreement not less than 90 days prior to the expiration of this Agreement.

12.4	Termination.

12.4.1	This Agreement shall be terminated upon the occurrence of any one of the following circumstances:

(1)	One party may terminate this Agreement if the other party is in material breach of this Agreement;

(2)	Party B is disqualified to engage in assets management business, or dissolved, canceled, declared bankrupt or under receivership;

(3)	Party A may terminate this Agreement at its own discretion if relevant regulatory authorities or Party A has sufficient reason or evidence to believe or prove that Party B is unable to continue to perform its assets management obligations;

(4)	Party A may unilaterally terminate this Agreement when Party B is required under laws or regulations to be replaced;

(5)	The term of this Agreement expires and both parties have not agreed upon the renewal of this Agreement;

(6)	Both parties agree to terminate this Agreement;

(7)	Party A may unilaterally terminate this Agreement early if it is required by China Insurance Regulatory Commission to change the Investment Manager;

(8)	The purpose of this Agreement cannot be realized;

(9)	Party B has not correct its irregularities as notified by Party A within a reasonable time of period; and

(10)	Party A considers the action or omission by Party B is in violation of laws, regulations or this Agreement; however, Party A shall provide relevant explanation to Party B.

12.4.2	Other than termination upon expiration or by agreement of both parties, the party intending to terminate this Agreement shall deliver to the other party a written notice as signed by its legal representative or authorized representative and affixed with its official seal.

12.4.3	If the default of one party results in the unilateral termination of this Agreement by the other party, such party shall indemnify the other party against its loss resulting from such default.

12.4.4	Upon the termination of this Agreement, Party B shall cooperate with and assist Party A in completing matters related to the termination of this Agreement in accordance with applicable laws and regulations. Party B shall keep carefully custody of the Entrusted Assets and ensure the safety of the Entrusted Assets until all of Party A’s instructions on liquidation and hand-over of the Entrusted Assets have been completed.

12.4.5	Upon the termination of this Agreement, both parties shall complete the hand-over of the Entrusted Assets as soon as practicable, and all of the seals for Fund Account and account cards for Securities Account of Party A, as well as all of the belongings under custody of Party B for performance of this Agreement, shall be returned, and the setup for liquidation and data transmission for relevant account and transaction seat shall be canceled.

12.4.6	Upon the termination of this Agreement, Party B shall return the files on the Entrusted Assets to Party A, with hand-over procedures recorded in writing.

13.	Liability for Breach of Contract.

If any party hereto breaches this Agreement, it shall constitute breach of contract. The breaching party shall be legally liable for its breach of contract, and indemnify the other party against its loss as a result of its breach of contract.

14.	Exemption from Liability.

14.1	Unless otherwise provided herein, within the term of this Agreement, if one party is unable to perform or continue to perform this Agreement due to Force Majeure or other reasons which cannot be controlled or affected by parties hereto, which will have a material adverse effect on both parties or either party, both parties may negotiate on whether to terminate this Agreement.

14.2	If one party is unable to perform this Agreement due to Force Majeure or other reasons which cannot be controlled or affected by such party, it shall notify the other party promptly, and immediately take active remedy actions to alleviate the possible loss on the Entrusted Assets and the other party.

14.3	If one party is unable to fully perform this Agreement due to Force Majeure or other reasons which cannot be controlled or affected by such party, part or all of both parties’ liability may be exempted according to the nature of such Force Majeure, provided that it has notified the other party promptly, immediately taken active remedy actions, and provided the evidence for the Force Majeure.

14.4	“Force Majeure” referred to herein means any event which cannot be predicted, avoided and overcome, such as war or severe natural disaster.

14.5	The exemption provisions herein shall survive regardless of the manner in which this Agreement is terminated.

15.	Governing Law and Dispute Resolution.

The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by laws, regulations and state policies of PRC.

Any disputes arising from the interpretation and performance of this Agreement or related to this Agreement shall be settled by both parties through friendly negotiation. If the dispute is not solved through friendly negotiation within 20 Business Days, either party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in effect. The arbitration award shall be final and binding upon both parties.

During any dispute or in the process of arbitration of any dispute, other than the matter in dispute, both parties shall exercise other rights under this Agreement and perform other obligations under this Agreement.

16.	Other Matters.

During the performance of this Agreement, transactions made by Party B on behalf of Party A with a third party may constitute a related party transaction of Party A as specified under Administrative Measures on Related Party Transaction of China Life Insurance (Group) Company. Party B is obligated to identify such related party transactions, furnish relevant information to Party A before the transaction and such transactions shall only be executed upon Party A’s approval.

Matters not addressed herein shall be determined by both parties through negotiation in accordance with applicable laws and regulation, and when necessary, supplementary agreement may be entered into. Such supplementary agreement shall be deemed an integral part of this Agreement and have the same legal affect as this Agreement.

In the event that there is any conflict among the body text, Exhibits and supplementary agreement of this Agreement, if they are made at the same time, the body text of this Agreement shall prevail, and if made at a different time, supplements or amendments made later shall prevail.

Exhibits:

I.	List of the Entrusted Assets

II.	Rules of China Life Insurance (Group) Company on Information Reports on Entrusted Assets

III.	Specimen of Signatures and Seals of Legal Representatives or Authorized Representatives

Party A:	Party B:

China Life Insurance (Group) Company (Seal)	China Life Insurance Asset Management Company Limited (Seal)

Legal Representative/ Authorized Representative (Signature)	Legal Representative/ Authorized Representative (Signature)